CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated April 27, 2012 on the financial statements of AllianceBernstein/TWM Global Equity & Covered Call Strategy Fund (formerly known as TWM Global Equity Income Fund), a series of the Trust for Professional Managers, as of February 29, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the AllianceBernstein/TWM Global Equity & Covered Call Strategy Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 22, 2013

Registered with the Public Company Accounting Oversight Board